UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No.3)*

Tokheim Corp.
------------------------------
(Name of Issuer)

COMMON STOCK
---------------------------------
(Title of Class of Securities)

889073102
-----------------------
(Cusip Number)

October 30, 1999
______________________________________________________
(Date of Event which Requires Filing of this Statement


Check the appropriate box to designate the rule pursuant to which this shedule is filed:
[x ] Rule 13d-1(b)
[  ] Rule 13d-1(c)
[  ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes.)

[Continued on the following page(s)]
Page 1 of 4 Pages

CUSIP No.	889073102				Page 2 of 4 Pages
----------------------------------------------------------------
1.	Name of reporting person
 	S.S. or I.R.S. identification no. of above person

	David L. Babson and Company Incorporated
	04-1054788
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2.	Check the appropriate box if a member of a group*s
	(a)(   )
	(b)( X )
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3.	SEC use only
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4.	Citizenship or place of organization
	Massachusetts
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                  		5.	Sole Voting Power

	Number of		      	-----------------------------
	shares           	6.	Shared Voting Power
	beneficially
	owned by			          0
	each				           -----------------------------
	Reporting	         7.	Sole Dispositive Power
	person with          	0
		                			-----------------------------
                    8.	Shared Dispositive Power
                      	0
                    ------------------------------
9.	Aggregate amount beneficially owned by each reporting person


----------------------------------------------------------------
10.	Check if the aggregate amount in row (9) excludes certain shares*

----------------------------------------------------------------
11.	Percent of class represented by amount in row 9
0%
----------------------------------------------------------------
12.	Type of Reporting person
	IA

Page 3 of 4 Pages 					Cusip #:889073102
SCHEDULE 13G


ITEM 1(A):  NAME OF ISSUER:

	Tokheim Corp.

1(B):  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

	10501 Corporate Drive
	Fort Wayne, IN 46845

ITEM 2(A):  NAME OF PERSON FILING:

	David L. Babson and Company Incorporated ("DLB")

ITEM 2(B):  ADDRESS OF PRINCIPAL BUSINESS OFFICE:

	One Memorial Drive
	Cambridge, Massachusetts  02142-1300

ITEM 2(C):  CITIZENSHIP:

	See Item 4 of Cover Page

ITEM 2(D):  TITLE OF CLASS OF SECURITIES:

	See Cover Page

ITEM 2(E):  CUSIP NUMBER:

	See Cover Page

ITEM 3:  If this statement is filed pursuant to
Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the filing person is a :

(e) [x]  An investment adviser in accordance with
         Section 240.13d-1(b)(1)(ii)(E)

ITEM 4:  OWNERSHIP:

(a)	AMOUNT BENEFICIALLY OWNED:  DLB, in its capacity as investment adviser, may be deemed the beneficial owner of 0 shares of common stock of the Issuer.

(b)	PERCENT OF CLASS: 0%

(c)	For information on voting and dispositive power with respect to the above listed shares, see Items 5 - 8 of Cover Page.


Page 4 of 4 Pages				Cusip #:889073102

ITEM 5:  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
[x]

ITEM 6:  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

Not Applicable

ITEM 7: IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
	ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
	COMPANY:

		Not Applicable

ITEM 8:  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

Not Applicable

ITEM 9:  NOTICE OF DISSOLUTION OF GROUP:

		Not Applicable

ITEM 10:  CERTIFICATION:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

SIGNATURE:

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

		Date: October 9, 1999
		Signature:  --//John E. Deitelbaum//--
		Name/Title:  John E. Deitelbaum
		Vice President and General Counsel